Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statements of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 59 to the Registration Statement (Form N-1A, No. 033-32476) of our reports dated June 19, 2018 on the financial statements and financial highlights of DWS Government & Agency Securities Portfolio (formerly Deutsche Government & Agency Securities Portfolio) and DWS Tax-Exempt Portfolio (formerly Deutsche Tax-Exempt Portfolio) (two of the funds constituting Cash Account Trust) included in each Fund’s Annual Report for the fiscal year ended April 30, 2018.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

July 26, 2018